EXHIBIT 10.42

AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT

This Amendment No. 1 to Change of Control Agreement (this “Amendment”) is entered into this 20th day of November 2012, by and among PINNACLE BANK, a Tennessee state-chartered bank (the “Bank”), PINNACLE FINANCIAL PARTNERS, INC., a Tennessee corporation (the “Company”) (collectively, the Bank and the Company are referred to hereinafter as the “Employer”) and JOSEPH HARVEY WHITE (the “Executive”).

WHEREAS, the Bank, the Company and the Executive are parties to that certain change of control agreement dated September 4, 2012 (the “Change of Control Agreement”), pursuant to which the Executive may be entitled to receive certain benefits in the event a Change of Control occurs; and

WHEREAS, each of the Bank, the Company and the Executive desires to amend the Change of Control Agreement.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.             Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Change of Control Agreement.

2.             Amendment to Change of Control Agreement. The Change of Control Agreement is hereby amended as follows:

(a)           Section 3.1 of the Change of Control Agreement is hereby revised to designate the existing language of such section as subsection “(a)” and to add the following language as subsection (b):

As of the date of this Agreement, the Company provides Executive with a life insurance benefit that pays the Executive’s designated beneficiary or the Executive’s estate, in the event of the Executive’s death while an employee of the Employer, an amount equal to two times the Executive’s base salary at the time of the Executive’s death, not to exceed $500,000.  In the event that a Change of Control occurs, the Employer shall continue to make a similar benefit (providing for a payment equal to two times the Executive’s base salary on the date that the Change of Control is consummated, not to exceed $500,000) available to Executive, at Executive’s sole cost and expense, until the third anniversary of the date on which the Change of Control is consummated; provided that if the Employer’s current group life policy in effect as of the date of this Agreement shall have expired or been terminated prior to consummation of the Change of Control, the Employer’s obligation to make available to Executive the life insurance benefit contemplated by this paragraph for the three-year period following a Change of Control shall be only an obligation to use commercially reasonable efforts to make such benefit available to the Executive and the Employer can provide Executive no assurance that such a replacement benefit will be made available.

(c)           The first sentence of Section 3.2 of the Change of Control Agreement is hereby deleted in its entirety and replaced with the following:

Upon termination of this Agreement, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of amounts due under Section 3.1(a) and the continuation of the life insurance benefits under Section 3.1(b), in each case if owed.

3.             Except as expressly modified hereby, the Change of Control Agreement shall remain in full force and effect.

4.             This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Hugh M. Queener
Name:	Hugh M. Queener
Title:	CAO

PINNACLE BANK

By:	/s/ Hugh M. Queener
Name:	Hugh M. Queener
Title:	CAO

EXECUTIVE

/s/ Joseph Harvey White
JOSEPH HARVEY WHITE